Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Corvis Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-47104) on Form S-8 of Corvis Corporation of our reports dated February 12, 2004, except as to Note 19(a) which is as of February 19, 2004 and Note 19(b) which is as of March 8, 2004 with respect to the consolidated balance sheets of Corvis Corporation as of December 28, 2002 and December 31, 2003, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows the years ended December 29, 2001, December 28, 2002 and December 31, 2003, and the related financial statement schedule, which reports appears in the December 31, 2003, annual report on Form 10-K/A of Corvis Corporation.

As discussed in Note 1 to the consolidated financial statements, as of December 30, 2001, Corvis Corporation changed its method of accounting for goodwill and other intangible assets to adopt the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/  KPMG LLP

McLean, Virginia

March 22, 2004